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----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
|F  O  R  M   4|                                       Washington, D.C. 20549
----------------
    Check this box if                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] no longer Subject
    to Section 16.

                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
-----------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        |                                                |                                        |
|     Roes              Hans             | SEYI (OTCBB)    Formerly QZON (OTCBB)          |    Director          X  10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification . |4.Statement for Month/  |    Officer               Other         |
|                                        |   Number of Reporting |  Year                  |---(give title below) ---(Specify below)|
|                                        |   Person (Voluntary)  |                        |                                        |
|                                        |                       | November 2001          |                                        |
|   1115 Pearl #5                        |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | x  Form filed by One Reporting Person  |
|                                        |                       | November 2001          |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|   La Jolla           CA       92037    |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Securities Acquired (A) or   |5.Amount of      |6.    |7.Nature of       |
|  (Instr. 3)                   |  tion Date |  action |  Disposed of (D)              |  Securities     |Owner.|  Indirect        |
|                               |(Mon/Day/Yr)|  Code   |                               |  Beneficially   |ship  |  Beneficial      |
|                               |            |(Instr.8)|  (Instr. 3, 4, & 5)           |  Owned at End of|Form  |  Ownership       |
|                               |            |-------- |-------------------------------|  Month          |(D)   |  (Instr. 4)      |
|                               |            |     |   |                |(A) |         |                 |or    |                  |
|                               |            |Code | V |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I)   |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------| -----------------
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
| Common Stock                  | 11/2/01    | J   |   |   4,564,705    | D  | .1035   |                 |   I  | Held in trust for|
|                               |            |     |   |                |    |         |                 |      | David Rumbold    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
| Common Stock                  | 11/2/01    | J   |   |     500,000    | D  | .1035   |                 |   I  | Held in trust for|
|                               |            |     |   |                |    |         |                 |      | David Rumbold    |
|                               |            |     |   |                |    |         |                 |      | spouse           |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
| Common Stock                  | 11/2/01    | J   |   |     500,000    | D  | .1035   |                 |   I  | Held in trust for|
|                               |            |     |   |                |    |         |                 |      | David Rumbold    |
|                               |            |     |   |                |    |         |                 |      | minor child      |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
| Common Stock                  | 11/2/01    | J   |   |     500,000    | D  | .1035   |                 |   I  | Held in trust for|
|                               |            |     |   |                |    |         |                 |      | David Rumbold    |
|                               |            |     |   |                |    |         |                 |      | minor child      |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
| Common Stock                  | 11/2/01    | J   |   |     500,000    | D  | .1035   |                 |   I  | Held in trust for|
|                               |            |     |   |                |    |         |                 |      | David Rumbold    |
|                               |            |     |   |                |    |         |                 |      | minor child      |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
| Common Stock                  |            |     |   |                |    |         |    6,564,705    |   D  |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                       PAGE:  1 OF 2



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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.     |4.Trans- |5.Number of        |6.Date        |7.Title and Amount  |8.Price |9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans- |  action |  Derivative       |Exercisable   |  of Underlying     |of Deriv|  of      |Own.|   of     |
|Security  |Exercise |action |  Code   |  Securities       |and           |  Securities        |Security|Derivative|Form|Indirect  |
|(Instr. 3)|Price of |Date   |(Instr.8)|  Acquired (A) or  |Expiration    |  (Instr. 3 & 4)    |(Instr5)|Securities|of  |Beneficial|
|          |Deriva-  |       |         |  Disposed of (D)  |Date          |                    |        |Benefi-   |Deri|Ownership |
|          |tive     |(Month/|         |  (Instr. 3, 4 & 5)|(Month/Day/   |                    |        |cially    |Sec.|(Instr. 4)|
|          |Security | Day/  |         |                   |   Year)      |                    |        |Owned at  |Dir.|          |
|          |         | Year) |         |                   |--------------|--------------------|        |End of    |(D) |          |
|          |         |       |         |                   |Date |        |          |Amount or|        |Month     |or  |          |
|          |         |       |---------|-------------------|Exer-|Expira- |   Title  |Number of|        |(Instr. 4)|Ind.|          |
|          |         |       |Code| V  |    (A)   |    (D) |cis- |tion    |          |Shares   |        |          |(I) |          |
|          |         |       |    |    |          |        |able |Date    |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|

Explanation of Responses:

     J    The reporting person held the reported shares in trust for the benefit of another reporting person, David Rumbold.
          On November 2, 2001, the trust was terminated and ownership of record passed to David Rumbold and his family.







             /s/ Hans Roes                                                           02-07-02
           ----------------------------------------------                          ----------------------
                 **Signature of Reporting Person                                            Date




       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.













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